Exhibit 99
Form 10-Q
December 31, 1997


                                                   NATIONAL FUEL GAS
                                           CONSOLIDATED STATEMENT OF INCOME
                                                      (UNAUDITED)


                                                     Twelve Months Ecded
                                                         December 31,
                                          ----------------------------------

                                                  1997            1996
                                                 (Thousands of Dollars)

INCOME
Operating Revenues                            $1,273,341      $1,255,181

Operating Expenses
  Purchased Gas                                  528,786         508,489
  Operation                                      263,753         284,811
  Maintenance                                     26,573          25,599
  Property, Franchise and Other Taxes            100,204         100,111
  Depreciation, Depletion and Amortization       117,333         103,227
  Income Taxes - Net                              68,969          69,689
                                              ----------      ----------
                                               1,105,618       1,091,926
                                              ----------      ----------

Operation Income                                 167,723         163,255
Other Income                                       3,627           3,664
                                              ----------      ----------
Income Before Interest Charges and
  Minority Interest in Foreign Subsidiary        171,350         166,919
                                              ----------      ----------

Interest Charges
  Interest on Long-Term Debt                      43,400          40,763
  Other Interest                                  14,598          15,286
                                              ----------      ----------
                                                  57,998          56,049
                                              ----------      ----------
Minority Interest in Foreign Subsidiary             (427)              -
                                              ----------      ----------
Net Income Available for Common Stock         $  112,925      $  110,870
                                              ==========      ==========

Earnings Per Common Share
    Basic                                     $     2.96      $     2.94
                                              ==========      ==========
    Diluted                                   $     2.93      $     2.92
                                              ==========      ==========

Weighted Average Common Shares Outstanding
    Basic                                     38,145,411      37,741,855
                                              ==========      ==========
    Diluted                                   38,528,929      37,998,578
                                              ==========      ==========